Exhibit 4.8

P.O. Box 49330 Bentall Station Suite 1600 – 1055 Dunsmuir Street Vancouver, British Columbia, Canada, V7X 1P1

May 9, 2003

British Columbia Securities Commission
701 West Georgia Street
Vancouver, BC
V7Y 1L2

Dear Sirs:

In connection with the preliminary prospectus for Placer Dome Inc. (the “Corporation”) dated May 9, 2003 relating to an offering of $200,000,000 exchange debentures (the “Securities”) of the Corporation, the following sets out particulars of the calculation of the Earnings Coverage disclosed in the preliminary prospectus.

Earnings Coverage

The earnings coverage is based on the consolidated net income for the twelve months ended March 31, 2003 and December 31, 2002, and the consolidated long-term debt as at those dates:

(in millions of $US)			March 31, 2003	December 31, 2002

Consolidated net income			143	116
ADD:	Interest on long-term debt		56	58
	Income and resource taxes		32	34

Income before interest on long-term debt and income and resource taxes			231	208
Earnings available for interest on long-term debt		(A)	231	208
Annual interest requirements on long-term debt		(B)	64	62
(A) divided by (B)			3.6	3.4

TEL (604) 682-7082 FAX (604) 661-3726 DIRECT (604) 661-1574 EMAIL tony_giardini@placerdome.com WEB www.placerdome.com A member of the Placer Dome Group

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The annual interest requirements on the long-term debt of the Corporation after giving effect to the issue of the original debentures and the use of the proceeds to retire other long-term debt, using applicable interest rates, for twelve months ended March 31, 2003 and December 31, 2002 were US$64 million and US$62 million, respectively. The Corporation’s earnings after adjustments for minority interests in the net earnings of subsidiaries but before deduction of interest on long-term debt and income and resource taxes for the twelve months ended March 31, 2003 and December 31, 2002, amounted to US$231 million and US$208 million, respectively. These amounts are 3.6 times and 3.4 times annual interest requirements for the twelve months ended March 31, 2003 and December 31, 2002, respectively.

Yours truly,

PLACER DOME INC.

/s/ Tony S. Giardini

Tony S. Giardini
Treasurer